Exhibit 10.25

Description of the Fiscal Year 2010 Executive Bonus Plan

Eligibility. Participants in the Fiscal Year 2010 Executive Bonus Plan (the “Bonus Plan”) are chosen solely at the discretion of the Compensation Committee. Our Chairman, Chief Executive Officer, our Presidents, all of our Executive Vice Presidents and one of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of October 7, 2009, there were 12 persons chosen to participate for fiscal 2010. No person is automatically entitled to participate in the Bonus Plan in any bonus plan year. We may however pay discretionary bonuses, or other types of compensation, outside the Bonus Plan which may or may not be deductible. However, no employee has a guaranteed right to such discretionary compensation as a substitute for a performance award in the event that performance targets are not met or that stockholders fail to approve the material terms of the Bonus Plan.

History. The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, on August 21, 2009.

Purpose. The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible by us to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal 2010, and certification of, performance criteria established by the Compensation Committee. For fiscal 2010:

(a)	Mr. Ellison, our Chief Executive Officer; Mr. Henley, our Chairman of the Board; Ms. Catz and Mr. Phillips, our Presidents, Mr. Epstein, our Chief Financial Officer and one of our Executive Vice Presidents, will each receive an award based on Oracle’s improvement in its pre-tax profit on a non-GAAP basis from fiscal 2009 to fiscal 2010;

(b)	four of our Executive Vice Presidents and one of our Senior Vice Presidents directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will receive an award based upon growth in license revenues, On Demand bookings (i.e., amounts associated with contracts signed) and customer relationship management On Demand revenues in their respective areas of responsibility from fiscal 2009 to fiscal 2010 and upon reaching and exceeding targets with respect to licensing, On Demand and consulting margins in their respective areas of responsibility for fiscal 2010; and

(c)	our Executive Vice President of Oracle Customer Service will receive an award based on the amount by which revenue growth in our customer services business from fiscal 2009 to fiscal 2010 exceeded the expense growth in our customer services business from fiscal 2009 to fiscal 2010.

The Compensation Committee adopted the performance measures on August 21, 2009, within 90 days after the start of fiscal 2010. Our Executive Vice President of Oracle Customer Service and each Sales and Consulting Participant’s total bonus amount under the Bonus Plan is calculated by summing the applicable individual bonuses for each performance measure, including negative amounts. For all participants, the applicable individual bonus for their performance measure or measures is related to the amount by which the target for each performance measure is exceeded or missed. If the aggregate individual performance target bonus calculation results in a negative number, the individual bonus for such performance measure is zero. The details of each of the formulas with respect to the criteria have not been included in this proxy statement in order to maintain the confidentiality of our revenue, profit, expense and/or margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal 2010, we may have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards. All awards will be paid by August 15, 2010, unless a participant has requested to defer receipt of an award in accordance with the Oracle’s Deferred Compensation Plan.

Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan for fiscal 2010 would be $8,329,022. The maximum bonus payment that any other participant may receive under the Bonus Plan for fiscal 2010 would be less than the maximum bonus payment that our Chief Executive Officer may receive under the Bonus Plan. The maximum bonus payment that each Sales and Consulting Participant and our Executive Vice President of Oracle Customer Service may receive under the Bonus Plan for fiscal 2010 is the target bonus for such participant plus a predetermined fixed dollar amount. For all other participants, the maximum bonus is based on a fixed multiple of the target bonus for such participant.

Amendment and Termination. The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment. In order to be eligible for an award under the Bonus Plan, a participant must be actively employed by us through the date of payment. If a participant’s employment with us terminates for any reason prior to such date of payment, the participant will not be eligible for any award under the Bonus Plan, and no award under the Bonus Plan will be paid to the participant (determined without regard to any election by a participant to defer receipt of an award).

Federal Income Tax Consequences. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Oracle. In the event that a participant has requested to defer receipt of an award, FICA taxes will be applied in the year the award is deferred, and income tax withholding will be collected in the year of ultimate payment. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.